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                              EX-10.18
                              CONCESSION CONTRACT




                               CONCESSION CONTRACT

                                     BETWEEN

                   METROPOLITAN WASHINGTON AIRPORTS AUTHORITY

                                       AND

                            WASHINGTON SHUTTLE, INC.

               TO OPERATE A DOOR-TO-DOOR/SHARED RIDE CONCESSION AT

                         WASHINGTON NATIONAL AIRPORT AND

                     WASHINGTON DULLES INTERNATIONAL AIRPORT

                           CONTRACT NO. MWAA-C3-96-O1





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                                      INDEX
Article                                                                     Page
-------                                                                     ----

I.        Operating Period                                                    1

II.       Facilities and Premises                                             2

III.      Scope of Services                                                   3

IV.       Operational Requirements                                            5

V.        Obligations of the Authority                                       15

VI.       Financial Consideration                                            16

VII.      Performance Guarantee                                              19

VIII.     Indemnification and Insurance                                      20

IX.       Quality of Performance and Liquidated Damages                      21

X.        Notices                                                            22

XI.       Trademarks, Service Marks, and Logos                               23

XII.      Scrip Reimbursement                                                24

XIII.     Standard Provisions                                                24


EXHIBITS

A         Premises Exhibits
B         Sections of Contractor's Proposal
C         Vehicle Markings
D         Money Transfer Agreement
E         Certified Statement
F         Trademarks
G         List of Hotels

ATTACHMENTS

1         Standard Provisions for Concession Contracts


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                   METROPOLITAN WASHINGTON AIRPORTS AUTHORITY
                           CONTRACT NO. MWAA-C3-96-O1
               TO OPERATE A DOOR-TO-DOOR/SHARED RIDE CONCESSION AT
                         WASHINGTON NATIONAL AIRPORT AND
                     WASHINGTON DULLES INTERNATIONAL AIRPORT


     THIS CONCESSION CONTRACT (hereinafter referred to as "Contract"), made and entered into this second day of February 1996, by and between Washington Shuttle, Inc., whose address is 3251 Washington Blvd., Arlington, Virginia, 22201, a corporation organized and existing under and by virtue of the laws of Virginia, (hereinafter referred to as the "Contractor") and THE METROPOLITAN WASHINGTON AIRPORTS AUTHORITY, 44 Canal Center Plaza, Alexandria, Virginia 22314, (hereinafter referred to as the "Authority")

                              W I T N E S S E T H :

     WHEREAS, the Authority operates Washington National Airport and Washington Dulles International Airport (hereinafter referred to collectively as "the Airports") under the "Metropolitan Washington Airports Act of 1986"; and,

     WHEREAS, the Authority has determined that the conduct of an exclusive Door-to-Door/Shared Ride service operated under the Washington Flyer trademark from, to, and on the Airports is essential and appropriate to the effective operation of the Airports; and,

     WHEREAS, the Authority wishes to assure that a safe, efficient service of high quality is available at the Airports at all times for the benefit and convenience of airline passengers and other visitors; and,

     WHEREAS, the Contractor has submitted a proposal in response to the Authority's public solicitation, Request for Proposals No. MWAA-R3-95-03, and the Operations Committee of the Board of Directors of the Authority has approved the selection of the Contractor's proposal and directed the General Manager to enter into a contract with the Contractor on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, the Parties hereto, for and in consideration of the fees and covenants, agree as follows:

                           ARTICLE I. OPERATING PERIOD

A. Period of Contract: The Initial Period of this Contract shall commence as of 12:01 AM on February 1, 1996, and end at 12:00 Midnight on April 30, 1996. The Operating Period of this Contract shall commence the date the Contractor's equipment is available and operating authority has been granted by the Virginia Department of Motor Vehicles,


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     the Interstate Commerce Commission and the Washington Metropolitan Area
     Transit Commission, or May 1, 1996, whichever shall first occur; provided, however, that if the Contractor is unable to secure the appropriate approvals prior to May 1, 1996 for reasons beyond the control of the Contractor, the Authority and the Contractor shall agree upon a new start date of the Operating Period. The Contract shall expire on April 30, 2001.

B. Contract Year: For the purpose of this Contract, "Contract Year" shall mean the period of time beginning on the first day of the month in which the Operating Period begins and ending on the last day of the month twelve months later throughout the term of the Contract.

C. Option Years: The Authority, at its sole discretion, may extend the Operating Period of this Contract by granting the Contractor one (1) five-year option. The Authority shall notify the Contractor whether or not it will grant an extension not later than one (1) year before the end of the fifth Contract Year. The Authority may condition any extension upon reaching a mutually acceptable agreement on changes to the terms and conditions of this Contract, including payment to the Authority.

                       ARTICLE II. FACILITIES AND PREMISES

The Contractor shall be assigned the following premises on the Airports as shown in Exhibit A in "as is" condition for the conduct of the Shared Ride/Door-to-Door van service (hereafter referred to as "Shared Ride Service"). The Authority reserves the right to relocate the Contractor during the term of the Contract to alternative facilities and premises upon thirty (30) days advance written notice from the Authority to the Contractor. The Authority will make best efforts to locate alternative facilities and premises that are comparable to those being vacated by the Contractor. The Authority reserves the right to expand or reduce the assigned facilities and premises upon thirty (30) days advance written notice.

A.   Premises

     The Contractor will be granted the right to load and unload passengers within specific areas at the Airports as identified in Exhibit A.

     1.   Future Premises:

          a. Washington National Airport, Future Boarding Area: The Airport shall provide boarding locations at the new North Terminal to be designated prior to the opening of the terminal.

          b.   Washington Dulles International Airport, Future Boarding Area:
               The Final Commercial Vehicle roadway will replace the Temporary roadway


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               during the summer of 1997. The Shared Ride service has been tentatively assigned two boarding locations along the first curbside, adjacent to the Main Terminal, between the two Ground Transportation Centers. This assignment is subject to approval by the Airport Manager.

          c. Washington Dulles International Airport, Future Holding Area: The Authority is currently reviewing vacant space along the West Service Road for potential development of a commercial vehicle holding area. If the Authority, at its sole option, chooses to develop this area, it will accommodate Shared Ride vans, charter buses, and other commercial vehicles.

     2. Exclusive Use of Curbside: It is understood that the curbside space assigned to the Contractor is for the exclusive use of the Contractor.

     3. Fueling Station: An area immediately adjacent to the holding area at Washington National Airport, as shown in Exhibit A, has been identified for potential future development of a environmentally-friendly fuel fueling station. In the event the Authority proceeds with the development of an environmentally-friendly fuel fueling station on this site, there may be some reduction of the Contractor's holding area. The Authority will advise the Contractor in writing thirty (30) days prior to any construction on this site. The Authority is not obligated to provide the Contractor with substitute holding area.

                         ARTICLE III. SCOPE OF SERVICES

A. This Contract grants the Contractor the exclusive right to operate a Shared Ride service, (defined in Section IV (A) herein) from the Airports to points within the Washington Metropolitan Area, according to the following schedule. During the first Contract Year, the Contractor shall operate the Shared Ride service, at a minimum, between Washington National Airport, the Authority's Downtown Airports Terminal located at 1517 K Street, N.W, Washington, D.C., and approximately seventy-five (75) hotels in the Downtown Washington area, listed in Exhibit G. No later than the first day of the second Contract Year, the Contractor shall provide the service from Washington National Airport to all residential, business and government addresses in the Washington Metropolitan Area. The Contractor may also implement Shared Ride service from Washington Dulles International Airport on the first day of the second Contract Year, and must provide this service from Dulles Airport to all residential, business and government addresses in the Washington Metropolitan area by the last day of the second Contract Year. The Washington Metropolitan Area is defined as the District of Columbia; the Maryland counties of Montgomery, Prince George's and Charles; the Virginia counties of Arlington, Fairfax, Loudoun and Prince William; and the Virginia independent cities of Alexandria, Fairfax,


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     Falls Church, Herndon, Manassas and Manassas Park. Shared Ride service is to be provided to patrons upon demand by the patron. Service is to be provided, in a timely manner, in vans to patrons travelling to the same or similar destinations. This exclusive right is subject to the following limitations:

     1. Shared Ride service may be provided to and from the Airports by persons or entities other than the Contractor to the extent such service is permitted by the Metropolitan Washington Airports Regulations, as may be amended from time to time. The Authority's regulations allow passengers to be dropped off at the Airport by vehicles other than the Contractor's, but prohibit passenger pick-up by non-Contractor vehicles unless such service has been prearranged by the passenger and the operator of the non-Contractor vehicle, and the operator of the non-Contractor service has a record of the name of the person to be picked up, the point of pick-up and the time the request was made. The Authority agrees to use its best efforts to enforce these regulations.

     2. Motels, hotels, rental car companies, parking operators and similar establishments may provide "courtesy" transportation to and from the Airports for their patrons.

     3. The Authority shall have the right to provide or to enter into contracts with others for the right to provide ground transportation services other than Shared Ride services, such as, but not restricted to: limousine and executive sedan services, taxicab service, and motor coach service on a scheduled, unscheduled, regular route or irregular route basis. For example, the Authority has granted a third party the exclusive right to manage and dispatch taxi service at Washington Dulles International Airport.

B. The Contractor may, at its discretion, provide Shared Ride service to the Airports from points in the Metropolitan Washington Area for persons in need of such service, subject to all laws and regulations enacted by the governmental authorities with jurisdiction over such service. The Authority will use its best efforts to assist the Contractor in obtaining rights from other jurisdictions to pick up passengers for transport to the Airports.

C. In the event that the Contractor is unable to provide the level of service required herein because of the general non-availability of fuel supplies, the failure to provide the service required by this Contract shall not be considered a default under Article IX., of the Standard Provisions attached hereto. Under such circumstances, the Authority reserves the right to contract with others to provide temporary transportation service to and from the Airports throughout the term of the Contract, until such time as the Contractor notifies the Authority of its ability to resume service in accordance with the provisions of the Contract.



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                      ARTICLE IV. OPERATIONAL REQUIREMENTS

A.   Service.

     1. The Contractor shall establish and operate at Washington National and Washington Dulles International Airports an exclusive Shared Ride service, affiliated with the Washington Flyer transportation system, to transport passengers to and from the Airports, the Downtown Airports Terminal, and other points within the Washington Metropolitan Area, as defined in Article III.A. This service shall be operated in a manner consistent with the provisions of this Contract, and that will meet the transportation needs of all passengers and accompanying baggage at the Airports terminal buildings and the Airport's fixed base operator facilities.

          Shared ride service is defined as a service in which passengers will share vans with other passengers travelling between the Airports and the same or proximate locations. Each van operated in the Shared Ride service may make up to three stops when travelling to or from the Airports, unless one of the following three circumstances, as described in the Contractor's proposal (Exhibit B), applies, permitting more than three stops to be made:

          a. A travel emergency may only be declared by the Contractor's Operations Manager and is defined to include such occurrences as a natural disaster or extremely inclement weather conditions that result in extraordinary travel conditions, or a special event that results in road restrictions and closures (e.g., Presidential Inaugurations).

          b. Holiday restrictions are defined as those holiday periods of extraordinarily high transportation demand (e.g. Thanksgiving and Christmas) that necessitate the addition of extra stops to accommodate an increased number of service requests.

          c. Express Areas are defined as clearly delineated, published areas in which the Contractor has determined that customary passenger density is so high that the occurrence of more than three stops within close proximity would not likely increase the average amount of time the passenger would spend in the van, as compared to a Shared Ride van making three stops outside the Express Area. The Contractor shall provide the Authority with a detailed description of its proposed Express Areas as part of its Operations and Procedures Manual.

     2. The Contractor shall conduct its activities under the Contract in a manner which is at all times consistent with the laws and regulations enacted by any


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          governmental authority having jurisdiction over its operations and shall possess all required permits and licenses. Copies of said permits and licenses shall be provided by the Contractor to the Authority upon request.

     3. To ensure a high level of customer service, the Contractor shall, during the term of the Contract, at its own cost and expense:

          a. Establish and operate an automated Shared Ride dispatch and control system using personnel who are thoroughly trained to provide for the effective and efficient movement and utilization of vehicles and personnel. Within thirty (30) days after the commencement date of the Initial Period of the Contract, the Contractor must provide to the Authority a full and complete Operations and Procedures Manual for the central automated dispatch and control system, describing current capabilities and limitations and potential for growth. Backup systems and emergency procedures to be followed in the event of primary system failure must also be described. The system must provide for rapid reservations and ticketing from all non-Airport points of origin including, but not limited to, hotels, convention centers, and residences within the Washington Metropolitan Area. The Operations and Procedures Manual may be updated by the Contractor as necessary. Any updates to this Manual shall be provided to the Authority prior to their implementation.

          b. Acquire, install and operate a dedicated frequency by which to maintain radio contact between the Contractor's central dispatch system, its (curbside) Guest Coordinators and all of its van operators in the Washington Metropolitan Area. The Contractor's telephone reservation and dispatching location shall be operated twenty-four (24) hours daily.

          c. Equip Guest Coordinators with communications equipment specifically allowing them to maintain radio contact with the vehicle holding area and thereby provide an efficient flow of vehicles between the holding areas and the loading areas.

          d. Guest Coordinators shall assist all passengers as needed, including the physically disabled, assign passengers to vehicles, and coordinate the vehicle flow between the holding and loading areas. The guest coordinators shall be courteous and helpful and shall at all times conduct themselves in a manner which reflects positively upon the Contractor and the Authority.

          e. Require that the operators of all vans used to provide passenger service to


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               and from the Airports load and unload passenger baggage at curb side promptly, carefully, courteously and efficiently, exercising reasonable control over baggage to prevent its theft or loss. Require that the operators of all vehicles conduct themselves in a courteous manner to passengers during each trip.

          f. Provide, throughout the term of this Contract, the full-time and part-time staffing as shown in Exhibit B of this Contract. The Contractor's staffing may be reduced only after the Contractor receives written approval of such reduction from the Authority. The names of all management staff shall be provided to the Authority. The Contractor shall notify the Authority in writing of any changes in management personnel and schedules. The Operations Manager(s) shall maintain office hours at least eight hours daily, Monday through Friday, excluding holidays. The Contractor shall provide the Authority with the name and phone number of the Operations Manager or other supervisory employee who can be contacted by the Authority in the event of an emergency.

          g. Promptly and courteously respond to, and resolve to the extent possible, customer complaints made directly to the Contractor by the customer or made to the Authority and referred by the Authority to the Contractor. A record of all such complaints shall be maintained by the Contractor throughout the term of this Contract. The Contractor shall within three (3) calendar days of the date in which a written complaint is first received, either as a passenger complaint referred by the Authority or as a complaint made directly to the Contractor, make an appropriate written response to the customer. If further action on the complaint is required, the initial response may consist of an acknowledgment of the complaint and a statement of further action or investigation to be taken by the Contractor. When such further action or investigation is complete, a follow-up response will be sent to the customer. Customer complaints which are received by telephone are to be responded to immediately by telephone and, if appropriate, in writing. The Contractor shall submit to the Authority a copy of each complaint report prepared by the Contractor and the Contractor's written response to or record of telephone discussions with the customer to resolve such complaints. The Contractor shall also provide a copy of its procedures for handling customer complaints to the Authority for approval within thirty (30) days after the commencement of the Contract.

          h. Implement the process contained in the Contractor's proposal, Exhibit B, to inspect all vans prior to their departure to (he loading areas. The


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               Contractor shall, daily: 1) perform such inspections in
               accordance with the inspection procedures outlined in Exhibit B,
               2) record in writing vehicle and driver deficiencies and establish a reasonable period of time for the resolution of said deficiencies, 3) remove from service any van not meeting the minimum standards required in this Contract, and 4) require that the operators of all vehicles maintain a neat and clean appearance at all times while on duty.

          i. Establish a notification form which will list all Authority rules and regulations applicable to operating vehicles on the Airports. The purpose of this form is to ensure formal notification to each driver of the applicable rules and regulations governing the right to operate a vehicle on the Airports. The Contractor shall provide a copy of the form to the Authority. Copies of all Authority regulations will be provided to the Contractor prior to commencement of operations.

          j. Ensure that all drivers have a current, valid operator's permit or license authorizing the operation of a "for hire" vehicle at all times while providing service under the terms of the Contract.

          k. Assure that all of its drivers obtain and at all times carry in their vehicles comprehensive road maps of the following areas: the District of Columbia; the Maryland counties of Montgomery, Prince George's and Charles; the Virginia counties of Arlington, Fairfax, Loudoun and Prince William; the Cities of Alexandria, Fairfax, Manassas, Falls Church, Herndon and Manassas Park; the State of Maryland and the Commonwealth of Virginia.

          1. Establish and implement a training program, as described in Exhibit B, for all drivers which will assure that the drivers are:

               (1) Familiar with locations of streets, hotels/motels and other locations within the Washington Metropolitan Area.

               (2) Capable of, and have demonstrated to the Contractor, an ability to read and find locations within the Washington Metropolitan Area on maps of these areas and that the drivers readily comprehend and can follow oral directions to a destination.

               (3) Thoroughly versed in the Contractor's policies regarding service standards, handling of customer complaints, ticketing procedures and other areas of daily operation.



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          m.   Be responsible for all matters of personnel and contract
               administration necessary to conduct said Shared Ride service in an efficient manner.

          n. Provide an itemized monthly report showing the actual number of outbound and inbound trips and passengers for each day during the month. This report shall be forwarded to the Airport Managers, with a copy provided to the Manager, Commercial Programs, within fifteen (15) days after the end of each calendar month. The Authority reserves the right to require the Contractor to submit any additional reports or data on the Shared Ride service as the Authority shall specify from time to time. The Contractor shall also cooperate fully with any survey of Shared Ride service conducted by the Authority.

     4. The Contractor shall develop a written procedure to suspend a driver for failure to obey the orders of the guest coordinator or for a serious violation of the motor vehicle laws and regulations of any jurisdiction, including the Authority, while transporting passengers to or from the Airports. This procedure shall be detailed in the Contractor's Operations and Procedures Manual. The Contractor shall further advise the drivers that the Authority may suspend a driver's right to operate on the Airports or take other action against a driver for violation of the Metropolitan Washington Airports Regulations.

     5. The Authority shall have the right to inspect all operating and financial records relating to the Shared Ride service and such records shall be made available to the Authority upon the request of the Authority during normal hours of business operation.

     6. The Contractor shall not engage in any other business activities at the Airports without the specific written approval of the Authority.

     7. The Contractor shall provide the Authority with its proposed schedule of fares within thirty (30) days of the commencement of the Initial Period of this contract. The Contractor shall obtain all necessary approvals for the said fares from State and local governmental entities having jurisdiction over the fares. The fares proposed by the Contractor, and any changes thereto, shall be mutually agreeable to the Contractor and the Authority. Any proposed changes to the schedule of fares shall first be approved by the Authority prior to seeking approval from the applicable governmental entities. The Authority's approval of fare changes shall not be unreasonably withheld or delayed for more than thirty (30) days.



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B.   Frequency and Type of Service from Airports.

     The Contractor must provide Shared Ride service to and from the Airports on an "on demand" basis seven (7) days per week as follows:

     1. Between the hours of 6:00 a.m. and 12 midnight, and for any regularly scheduled flights arriving between 12 midnight and 6:00 a.m., "on demand" service shall be defined as service not to exceed ten (10) minutes waiting time of a passenger's request for transportation service, regardless of the number of other persons requiring the same service to the designated locations at the same time and shall be subject to fleet availability in accordance with the Contractor's proposal as shown in Exhibit B. Reasonable allowances will be made for unanticipated traffic conditions and weather problems beyond the control of the Contractor.

     2. Except as provided in the preceding paragraph, between the hours of 12 midnight and 6:00 a.m. each day seven (7) days per week, the Contractor shall provide service from the Airports on an "on demand" basis within thirty (30) minutes of a passenger's request for transportation service and shall be subject to fleet availability in accordance with the Contractor's proposal as shown in Exhibit B. Reasonable allowances will be made for unanticipated traffic conditions and weather problems beyond the control of the Contractor.

     3. The Contractor's service response time shall be defined as the time elapsing between the time of the initial passenger demand to the Contractor for service to the time the van departs the Airport curbside. Dispatch personnel shall maintain a daily liaison with the Airports' Operations Offices and the airlines regarding schedule changes, late flight operations, diversions, or other changes which shall require additional transportation services. Trips departing the Airports must leave the curbside upon loading within the service response time, and may not re-cycle through the Airports before proceeding with their outbound trips.

     4. The Contractor shall assume responsibility for providing shared ride service that is currently operated by the Washington Flyer Express bus between National Airport, the Downtown Airports Terminal and hotels downtown. The Contractor shall operate this service on a demand basis. Washington Flyer Express bus service from National Airport to points other than Washington Dulles International Airport shall be discontinued as Shared Ride service begins.

C.   Passenger Information.

     The Contractor shall place in each van in a location where they may be easily and clearly read by passengers: 1) a description of the rates, 2) the approximate fares to the most


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     frequently requested locations, and 3) the driver's name and photo. The
     Authority reserves the right to direct the Contractor to alter the display of such information within each vehicle.

D.   Equipment.

     1. The Contractor shall furnish the type, quantity, and quality of vans necessary to provide a high quality service capable of meeting the requirements of all airline passengers and their accompanying baggage, maintained in proper working order at all times to adequately provide for the safety and comfort of passengers. Vans shall be obtained by the Contractor directly through lease or purchase, or indirectly through subcontract or other arrangements with van owner/operators, or through a combination of lease, purchase, or subcontract arrangements. Upon commencement of the Operating Period, the Contractor shall provide, at a minimum, the number of full-size vans projected in its proposal, as shown in Exhibit B.

     2. The Contractor is required to operate vehicles which utilize environmentally-friendly, clean-burning fuels (such as, compressed natural gas, propane, bio-fuels, electricity, etc.). In the event that the Contractor chooses to utilize vans which operate on compressed natural gas, it shall have the option of utilizing bi-fueled vehicles until such time as compressed natural gas fueling is made available on or adjacent to the Airports.

     3. All vans acquired at the outset of the Contract or added during the term of the Contract shall be new, full-size vans as approved by the Authority, and unless otherwise agreed by the Authority, shall be used for a period not to exceed four (4) years beyond the date the vehicle was titled new. A new vehicle shall be a vehicle that is titled new and is i) strictly new or ii) a dealer demonstrator model having no more than 12,000 miles. Vans shall not have been previously owned by a federal, state or local government or by a company in the business of leasing vehicles.

     4. The Contractor shall provide a vehicle replacement plan to the Authority prior to its first scheduled replacement of vehicles. The Authority shall meet with the Contractor to review vehicle replacement needs, and agrees to give reasonable consideration to the Contractor's suggested replacement schedule.

          If, at any time during the term of the Contract, the Authority, based on its own observations of frequent and recurring public demand, or of service response times which do not meet the minimum service requirements as defined in Article IV.B., herein, determines that the number of vans is inadequate, it may upon written


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          notice, require the Contractor to place a reasonable number of additional vans into service in order to meet the service standards of the Contract. Such additional vehicles shall be placed into service by the Contractor within sixty (60) days of the Authority's written request, subject to market conditions and availability of vehicles.

     5. Each van shall be numbered so that they begin with the number 001 and run through the actual number of vans placed in operation by the Contractor. Vans shall retain their existing fleet dispatch numbers until the vehicle is retired.

     6. The following vehicle records and reports shall be maintained and provided to the Authority by the Contractor:

          a. In order to adhere to the replacement schedule, the Contractor shall maintain accurate records on all vans in service as to mileage, and the day, month, and year each van was titled new. Such documentation shall be made available to the Authority within ten (10) business days from date of request

          b. The Contractor shall submit a list to the Authority of vans which are initially proposed to be put into service. This list shall be submitted within thirty (30) days after the commencement date of the Operating Period of the Contract and shall include the vehicle make and model, mileage and the day, month and year each vehicle was titled new, fleet dispatch number assigned each vehicle, and the vehicle license number. The Contractor shall update this list as necessary and provide a copy to the Authority.

          c. On February 1, June 1, and October 1 of each year, and at other times upon request by the Authority, the Contractor shall submit to the Authority a list of the vans in service. This inventory shall include the make, model, and manufacturer's model year, year titled new, fleet dispatch number assigned, and the vehicle license number. A vehicle mileage report shall be provided on October 1 of each year.

     7. The Contractor shall clearly mark and paint Shared Ride vehicles with manufacturer's standard paint or equal, in accordance with color and design specifications approved in writing by the Authority. All vehicles shall be identically painted and permanently marked as described in Exhibit C.

     8. At a minimum, all new Shared Ride vans shall be capable of carrying eight (8) passengers, including the driver, and their baggage, and should be equipped with the following: seat belts available for each passenger; appropriate equipment to assist passengers in entering or exiting the vans; a divider or restraint device


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


          between the last passenger seating row and the baggage area of the van to protect passengers from shifting luggage; and factory-installed heating and air conditioning.

     9. During the term of the Contract, the Authority reserves the right, as an additional revenue control and identification requirement, to have each Shared Ride vehicle ouffitted with an automated vehicle tracking device. The Authority shall be responsible for the acquisition costs of the automated vehicle tracking devices and the Contractor shall be responsible for any costs associated with installing the automated vehicle tracking devices in its Shared Ride vehicles. The Authority shall provide the Contractor with sixty (60) days written notice prior to the date upon which the devices will be available for installation. If such an automated vehicle tracking device is requested, the Authority shall provide written specifications and other information to the Contractor, sufficient to permit the Contractor to install and operate the device. Output of the automated vehicle tracking device, in relationship to the Shared Ride service, shall be made available to the Contractor.

     10. The Contractor shall provide for the thorough cleaning, washing and maintenance of the interior and exterior of all Shared Ride vehicles and equipment. Cleaning, fueling and maintenance shall be accomplished prior to commencing service each day and as necessary throughout the day.

     11. The Contractor shall ensure that all vans and other equipment used in the Shared Ride operation are maintained in safe and satisfactory working condition. The interiors and exteriors of all vans shall be maintained in good condition. If the Authority, in its sole judgment, finds that any van is not 1) in a safe and satisfactory working condition, or 2) is not being maintained in a neat and clean condition throughout each day, the Contractor shall immediately remove such a vehicle from service and correct the condition or replace it.

     12. The Contractor is required to comply with the Americans with Disabilities Act (ADA) and the federal regulations implementing ADA. The service provided by the Contractor to disabled passengers, including wheelchair users, shall be equivalent to that provided non-disabled passengers with respect to: 1) response time; 2) fares;
          3) geographic area of service; 4) hours and days of service; 5) availability of information; 6) reservations capability; 7) any constraints on capacity or service availability; and, 8) restrictions priorities based on trip purpose.

     13. The Contractor shall provide, or subcontract for, a twenty-four (24) hour on-call tow truck service to assist any shared ride vehicle that becomes disabled within the Metropolitan Washington SMSA.



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


E.   Employee Uniform Requirements:

     The Contractor shall require that uniforms are to be worn by all guest coordinators, drivers and supervisors. The Contractor's uniforms shown in its proposal are approved. Any modification of the approved uniforms shall be subject to approval by the Authority.

     1. The Contractor shall provide each employee with a name plate containing engraved Washington Flyer logo and employee name/title to be affixed to the upper left pocket area of each uniform and at approximately the same location on each outer garment as specified by the Authority.

     2. The Contractor shall establish and maintain an employee uniform appearance standard that meets the Authority's specifications. All employees must wear the appropriate uniforms and must maintain a neat and clean appearance at all times while on duty as a condition to their employment. The Contractor shall establish employee appearance standards which include, but are not limited to: prohibiting the wearing of headphones, the wearing of hats not part of the uniform, the chewing of gum, or the use of tobacco products while on duty.

     3. The Contractor shall provide adequate supplies of uniform clothing to be available for new issue and reissue to employees during the period of the Contract. The Contractor shall insure that exact color, fabric, and style specifications remain consistent with all employees during the operating period of this Contract.

F.   Marketing Requirements:

     1. The Contractor shall provide the Manager of the Washington Flyer Ground Transportation System with an annual marketing and promotion plan consistent with that described in its proposal, Exhibit B, in order to coordinate marketing activities among the participants in the System. In addition, the Contractor shall meet with the Manager of the Washington Flyer Ground Transportation System on a quarterly basis to summarize results of marketing activities for the previous ninety days.

     2. Any advertising upon or within the Contractor's Shared Ride vehicles shall not be permitted without the prior written approval of the Manager of the Washington Flyer Ground Transportation System.



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


                     ARTICLE V OBLIGATIONS OF THE AUTHORITY

A.   Collection of Shared Ride Fares.

     Fare collection at the Airports and at the Downtown Airports Terminal shall be the responsibility of the Authority and will be accomplished through the use of a separate contract issued by the Authority for ticketing services for the Washington Flyer Ground Transportation System. The Authority will use its best efforts to provide a level of staffing, to be mutually agreed upon by the Authority and the Contractor, at ticket sales locations that is appropriate to the level of passenger traffic anticipated and that is consistent with quality passenger service. Revenues from Shared Ride ticket sales collected at the Airports and the Downtown Terminal, as well as points of other origin, shall be reported to the Contractor on a periodic basis to be mutually agreed upon by the Contractor and the Authority.

     1. National Airport: Ticket sales at Washington National Airport will be conducted initially at Washington Flyer counter locations in the Interim Terminal (in the bag claim area), and in the Main Terminal (at the north end in the United Terminal, and in the south end in the Northwest Terminal). When the new North Terminal opens, ticket sales will be conducted at two the Ground Transportation Information Centers (GTICs) at the bag claim level, at three ticket sales podiums located at the north, center and south ends of the bag claim level, and at a location in the Main Terminal proximate to passenger traffic (to be determined by the Authority after final airline space assignments have been made).

     2. Washington Dulles International Airport: Ticket sales at Washington Dulles International Airport will be conducted at Washington Flyer counter locations in the East and West Ground Transportation Centers within the Main Terminal.

B. Washington Flyer Ground Transportation System Marketing: The Authority shall include the Shared Ride service in its efforts to market the Washington Flyer Ground Transportation system, and shall use its best efforts to incorporate input from the Contractor in the development of the Washington Flyer annual marketing plan. The Authority's marketing program currently includes, but is not limited to, preparation and distribution of promotional materials, as well as participation in tourism and travel trade shows.

C. Interactive Video System: The Authority currently employs a program of general passenger information presented via interactive video kiosks. Airport users can use the interactive video kiosks to obtain information about the Airports, the region, airport services and ground transportation options. In addition to providing general information to passengers, the kiosks will also offer the capability to pre-arrange services through a



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


     direct telephone link and credit card reader located at the kiosks.

     The Authority agrees to limit the information provided on the kiosks regarding competitors of the Shared Ride service to that typically found in "Yellow Pages" (telephone directory-type) listings. The Authority shall configure the interactive video kiosks such that passengers cannot use the direct phone link or credit card reader to arrange ground transportation services directly with Shared Ride providers other than the Contractor.

                       ARTICLE VI. FINANCIAL CONSIDERATION

In consideration of the rights and privileges to be granted to the Contractor by the Authority, the Contractor shall pay to the Authority as compensation therefor, during each Contract Year of the Contract, the following fees:

A. In addition to all other charges or costs required to be paid or borne by the Contractor herein, the Contractor shall, during the term of the Contract, pay the Authority the greater of the Minimum Annual Guarantee or a Per Trip Fee, based on the number of vehicle trips departing from the Airports. The fee shall be paid to the Authority in lawful currency of the United States of America in the following manner:

     1. Minimum Annual Guarantee: On the first day of each calendar month during the Operating Period of this Contract, the Contractor shall pay to the Authority, without demand or invoice by the Authority, an amount equal to one twelfth of the Minimum Annual Guarantee due for that Contract Year. The Minimum Annual Guarantee for each Contract Year is as follows:

                            Amount Expressed      Amount Expressed
          Contract Year        in Figures             in Words
          -------------     ----------------      ----------------

          First                 $150,000      One Hundred Fifty Thousand Dollars

          Second                $300,000      Three Hundred Thousand Dollars

          Third                 $500,000      Five Hundred Thousand Dollars

          Fourth                $500,000      Five Hundred Thousand Dollars

          Fifth                 $500,000      Five Hundred Thousand Dollars

          TOTAL CONTRACT YEARS 1-5:

          $1,950,000        One Million Nine Hundred Fifty Thousand Dollars



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


     2. Per Trio Fee: By no later than the 15th day after the beginning of each calendar month during the Operating Period of this Contract and the month after the expiration or termination of this Contract, the Contractor shall pay to the Authority, without demand or invoice by the Authority, a sum of money equivalent to the difference between the Minimum Annual Guarantee paid for the prior month, and the Per Trip Fee multiplied by the total number of outbound trips, from the Airports, carrying at least one passenger, during the prior month. Per Trip Fee payments shall be deemed delinquent if not received by the twentieth calendar day of the month. The Per Trip Fee bid by the Contractor is as follows:

                            Amount Expressed      Amount Expressed
          Contract Year        in Figures             in Words
          -------------     ----------------      ----------------

          First                 $1.40         One Dollar and Forty Cents

          Second                $1.00         One Dollar and No Cents

          Third                 $1.40         One Dollar and Forty Cents

          Fourth                $1.40         One Dollar and Forty Cents

          Fifth                 $1.40         One Dollar and Forty Cents

          The total number of outbound trips carrying at least one passenger shall be reported by the Contractor in its monthly Certified Statement, which shall be submitted with the Per Trip Fee payment by the fifteenth day of each month. As a revenue control enhancement, the Authority reserves the right to implement an Automatic Vehicle Identification (AVI) system, as described in Article IVE.8, and to require that the Contractor outfit each of its vehicles with an AVI tracking device.

     3. Transfer of Funds. Subject to periodic adjustment by the Authority, the Authority or its agent shall transfer proceeds of tickets sold by the Authority or the agent, after deductions for credit card fees, to the Contractor's commercial bank account designated for this purpose, at a frequency of no more than once per week. Said transfers may be made at intervals greater than once per week if the parties mutually agree upon a process under which the Authority would advance funds to the Contractor and the advanced funds would subsequently be reconciled against ticket sales proceeds. The agreement between the Authority and the Contractor for the transfer of funds shall be detailed in Exhibit D.



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


     4. Remittances. All remittances shall be made payable to the "Metropolitan Washington Airports Authority", and be forwarded to:

                    Metropolitan Washington Airports Authority
                    P.O. Box 2143
                    Merrifield, Virginia 22116-2143
                    Attention: Accounting Branch

          All payments must be accompanied by the itemized monthly statement setting forth the purpose and period for which payment is being made. The Authority reserves the right to implement procedures for electronic funds transfer in place of direct remittances.

B. Itemized Certified Statement. By no later than the 15th day of the following month, the Contractor shall provide to the Authority a monthly statement showing its total Gross Receipts, the number of outbound and inbound trips from the Shared Ride operation for the preceding month, and the total number of inbound and outbound passengers, in such form and detail which the Authority may reasonably request, including a level of detail equivalent to the Contractor's own general ledger delineations. The format of the Itemized Certified Statement to be submitted by the Contractor is shown in Exhibit E attached hereto.

C. Annual Statement. Within ninety (90) days following the end of each Contract Year, the Contractor, at its own cost and expense, shall provide to the Authority schedules of Gross Receipts and concession fees paid for the Contract Year. Said statement shall be prepared by an independent certified public accountant (CPA). The statements shall also include a statement by the independent CPA that, in his/her opinion, the schedules of such receipts and fees have been prepared in accordance with GAAP and in accordance with the terms and conditions of this Contract. Such statement shall also contain a list of the vehicle trips, by month, as shown on the books and records of the Contractor and which were used to compute the fees paid to the Authority during the period covered by the Annual Statement. The Authority reserves the right to approve the Contractor's selection of the independent CPA, if the independent CPA is not an entity of national repute. The Authority reserves the right to conduct its own audit of the Contractor's Annual Statement, in addition to or in lieu of the CPA audit.

     1. Additional Payment if Fees Underpaid. If the schedules provided by the Contractor to the Authority pursuant to Article V.E. herein with respect to any Contract Year indicate that the amount of Per Trip Fees which the Contractor paid to the Authority with respect to such Contract Year was less than the amount of Per Trip Fees due and owing for such Contract Year under the terms of this Contract, then the Contractor shall pay the difference to the Authority.


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


     2. Credit if Fees Overpaid. If the schedules provided by the Contractor to the Authority pursuant to Article V.E., with respect to any Contract Year indicate that the amount of Per Trip Fees which the Contractor actually paid to the Authority with respect to such Contract Year was greater than the amount of Per Trip Fees due and owing for that Contract Year under the terms of this Contract, then the amount of such excess shall be credited to the concession fees next due and owing from the Contractor to the Authority, unless the Contract has expired, in which event such amount shall be promptly refunded to the Contractor by the Authority. Any such payments are subject to final audit and reconciliation of payments due to the Authority.

                       ARTICLE VII. PERFORMANCE GUARANTEE

A. The Contractor shall, at its own cost, deliver a performance guarantee to the Authority within thirty (30) calendar days prior to the commencement of the Operating Period of the Contract, in the amount of Seventy-Five Thousand Dollars ($75,000). Contractor's proposal guarantee (a cashier's check in the amount of $20,000) shall be held by the Authority as a performance guarantee until the Authority receives the performance guarantee specified in the preceding sentence.

B. This performance guarantee is required in order to guarantee performance of the Contract by the Contractor and shall be subject to claim in full or in part by the Authority in the event of default of the Contractor for failure to fully perform the Contract. The Contractor must ensure that the performance guarantee is maintained at all times in the proper amount throughout the term of the Contract.

C. The amount of said performance guarantee may be subject to adjustment at the end of each Contract Year, to an amount equal to fifty percent (50%) of the Minimum Guaranteed Rent for the next Contract Year.

D. The performance guarantee, at the option of the Contractor, may be in the form of an irrevocable letter of credit from a bank (with a bank rating of "B" or better by Sheshunoff Information Systems), or by a certified check, cashier's check, or money order, acceptable to the Authority and made payable to the Authority, which will be deposited into an Authority bank account upon receipt. The performance guarantee may also be in the form of a performance bond, issued by an insurance company that is acceptable to the Authority.

E. If the Contractor fails to provide or maintain the performance guarantee in effect at any time during the term of this Contract, the Contractor shall be in default and the Contract may be terminated by the Authority.


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



                   ARTICLE VIII. INDEMNIFICATION AND INSURANCE

A. The Contractor shall assume all risks incident to, or in connection with, its operations under the Contract; shall be solely responsible for all accidents or injuries to persons or property caused by its operations under this Contract; and shall indemnify, defend, and save harmless the Authority, its authorized agents and representatives, from any and all claims, suits, losses, or damages, including attorney's fees, for injuries to persons or property, of whatsoever kind or nature, arising from any act or omission of the Contractor, its agents, employees, or customers.

B. Notwithstanding the above indemnification, the Contractor shall give the Authority notice of any matter covered hereby and shall forward to the Authority every demand, notice, summons, or other process received in any claim or legal proceeding covered hereby. The Contractor shall provide and maintain at its expense during the Operating Period, the following insurance coverage from an insurance company or companies possessing a rating of B+10 or higher from the A.M. Best Company or an equivalent rating.

     1. Workers Compensation and Employer's Liability: Virginia Statutory Limits with All States Endorsement for Workers' Compensation and $1,000,000 in Employers' Liability.

     2. Commercial General Liability Insurance: $5,000,000 Combined Single Limit for Bodily Injury and Property Damage per occurrence or $3,000,000 Bodily Injury and $3,000,000 Property Damage. Coverage must include Broad Form Contractual, Property Damage, Products-Completed Operations, Personal Injury, Premises-Operations, Independent Contractors and Subcontractors, and Fire Legal Liability.

     3. Comprehensive Automobile Liability Insurance: $1,000,000 Combined Single Limit for Bodily Injury and Property Damage per occurrence for owned, non-owned, and hired vehicles.

C. Said policy or policies of insurance shall contain a provision that written notice of cancellation, alteration, or any material change thereof shall be delivered to the Authority not less than thirty (30) days in advance of the effective date thereof, and in no event shall such policies be cancelled by the Contractor without the Authority's prior written consent unless equivalent replacement policies are then issued and available. All policies, except Workers Compensation and Employer's Liability shall identify the Authority, its agents, employees, and representatives and the Contractor's leasehold mortgagee(s), if any, as additional insured in a manner satisfactory to the Authority. Said policy shall cover only claims arising from events addressed in the Contract.



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


     If, in the Authority's opinion, the minimum limits of the insurance herein required have become inadequate during the term of the Contract, the Contractor agrees that it will increase such minimum limits by reasonable amounts on request of the Authority, provided that said coverage is available at standard commercial rates.

D. The Contractor shall deliver each policy and certificate of required coverage to the Authority for approval upon execution of the Contract. Certificates shall be issued to:

          For National Airport:

               Contract Management Branch, MA-132
               Metropolitan Washington Airports Authority
               Washington National Airport
               Washington, DC 20001

          For Dulles Airport:

               Contract Management Branch, MA-236
               Metropolitan Washington Airports Authority
               P.O. Box 17045
               Washington Dulles International Airport
               Washington, DC 20001

            ARTICLE IX. QUALITY OF PERFORMANCE AND LIQUIDATED DAMAGES

The following provisions relate to the quality of the service that the Authority expects to be provided to the public under the Contract. The Contractor agrees that it is obligated to perform the following provisions, that nonperformance denigrates the quality of the service, and therefore, is in violation of this Contract, and that the amount of damages suffered by the Authority following damages are a reasonable approximation of the Authority's actual damages. The occurrence of any of the following situations may result in the imposition of liquidated damages. The Authority will notify the Contractor within seven (7) days following the incident if liquidated damages will be imposed for the incident. Liquidated damages shall not be imposed for the first violation of each type listed below observed by the Authority during each Contract Year; the Contractor shall receive a written warning from the Authority instead. Failure to impose liquidated damages for a particular violation shall not bar the Authority from imposing liquidated damages for subsequent violations of the same nature.

A. Guest Coordinator Performance and Shuttle Service. Between 6:00 a.m. and Midnight, for each time that the Authority observes a passenger seeking to board a shuttle at the dispatch area when the dispatch area is unattended, the Contractor shall pay the Authority Fifteen Dollars ($15.00) in liquidated damages. Each time that the Authority observes the


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


     frequency of shuffle service below the minimum service prescribed in
     Article IV.B., herein, the Contractor shall pay the Authority a Fifteen Dollar ($15.00) liquidated damage fee.

B. Vehicle Maintenance. Except in an emergency, the Contractor shall not allow its drivers or its employees to perform maintenance to shuffles or private vehicles, including washing, changing oil or filters, or making engine or body repair on the Airports, unless specifically authorized by the Authority. Also, overnight parking, and the storage of tires and automotive parts, shall not be permitted. The Contractor shall take appropriate and reasonable steps to prevent such practices from occurring. For each time in which the Authority observes the Contractor's drivers and/or employees performing any of the aforementioned maintenance or storage other than as herein permitted, the Contractor shall pay the Authority One Hundred Dollars ($100.00) in liquidated damages.

                               ARTICLE X. NOTICES

A. All notices, consents, and approvals required under the term of this Contract shall be given by a designated representative of the party by or in whose behalf they are given and delivered either by hand or certified mail, postage prepaid, return receipt requested, and addressed as follows:

     1.   To the Authority:

               For National Airport:
               Airport Manager, MA-100
               Metropolitan Washington Airports Authority
               Washington National Airport
               Washington, DC 20001

               For Dulles Airport:
               Airport Manager, MA-200
               Metropolitan Washington Airports Authority
               Washington Dulles International Airport
               P.0. Box 17045
               Washington, D.C. 20001

          With a copy to:
               Manager of Commercial Programs, MA-50
               Metropolitan Washington Airports Authority
               44 Canal Center Plaza
               Alexandria, Virginia 22314


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



          or to such other address as the Authority may, from time to time, designate in writing to the Contractor.

     2.   To the Contractor:

               President
               Washington Shuffle, Inc.
               2100 Huntingdon Avenue
               Baltimore, MD 21211

          or other addressees as the Contractor may, from time to time, designate by notice to the Authority.

B. The date of the notice, if mailed by certified mail, shall be the date in which the notice is deposited in an office of the United States Postal Service.

                 ARTICLE XI. TRADEMARKS, SERVICE MARKS, OR LOGOS

A. The Contractor acknowledges and agrees that the Authority is the sole and lawful owner of certain trademarks, service marks and logos (the "Proprietary Marks" and "Trade Dress"), including but not limited to "Washington Flyer". The "Washington Flyer" trademark is shown in Exhibit F. The Contractor is hereby authorized to use the mark "Washington Flyer" in connection with its operations under the Contract. The Contractor agrees not to infringe upon, harm or contest the rights of the Authority in and to the use of these Proprietary Marks and Trade Dress. The Contractor further recognizes that any and all goodwill arising from the use of the name "Washington Flyer" inures to the benefit of the Authority and the Contractor has no property right to said goodwill.

     The Contractor further agrees that after termination or expiration of this Contract, it will not directly or indirectly at any time or in any manner identify any other business with the Washington Flyer Proprietary Marks or Trade Dress; nor will it use, or attempt to influence others to use, in any manner or for any purpose, any of the Proprietary marks or Trade Dress, similar words or designations, or any colorable imitation thereof.

B. The Authority acknowledges and agrees that SuperShuttle International, Inc. ("SuperShuttle") is the sole and lawful owner of certain trademarks, service marks and logos (the "Proprietary Marks" and "Trade Dress"), including but not limited to "SuperShuttle". The "SuperShuttle" trademark is shown in Exhibit F.

     The Authority acknowledges that only SuperShuttle and its designated licensees or franchisees shall have the right to use the SuperShuttle Proprietary Marks and Trade Dress and that use of said Proprietary Marks and Trade Dress is granted for only so long as the license granted to the Contractor as a franchisee of SuperShuttle Franchise Corporation



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


     ("License Agreement") remains in force, and only in connection with the conduct of the SuperShuttle Transportation System. Therefore, the Authority's non-exclusive right to use the trademark "SuperShuttle" is derived solely from and subject to the terms and conditions of the Contractor's License Agreement and this Contract. Such right is limited to the Authority's operations of the Airports beginning with the effective date of this Contract and for the Period of the Contract plus any Option Years granted the Contractor under this Contract, unless sooner terminated in accordance with the provisions of this Contract. The Authority agrees not to infringe upon, harm, contest or oppose, nor to assist anyone else to contest or oppose, directly or indirectly, the rights of the Contractor or SuperShuttle in and to the use of these Proprietary Marks.

     The Authority agrees that its usage of the Proprietary Marks and Trade Dress and any goodwill established thereby shall inure to the exclusive benefit of SuperShuttle. The Authority further agrees that after the termination or expiration of this Contract, it will not directly or indirectly at any time or in any manner identify any other business with the SuperShuttle Proprietary Marks; nor will it use, or attempt to influence others to use, in any manner or for any purpose, any of the Proprietary Marks or Trade Dress, similar words or designations, or any colorable imitation thereof.

C. Any other trademarks, service marks or logos created or developed or the Shared Ride concession not utilizing any of the SuperShuttle Proprietary Marks or Trade Dress shall be the property of the Authority.

                        ARTICLE XII. SCRIP REIMBURSEMENT

From time to time, the airlines serving the Airports may provide passengers with Ground Transportation or Passenger Accommodation Vouchers ("scrip") for use on Washington Flyer shuffles. The arrangements under which the Contractor receives cash payments for scrip shall be between the Contractor and the individual airline(s) issuing the scrip. The Contractor may stipulate reasonable terms and conditions to the airlines serving the Airports regarding the acceptance, use and payment of scrip including, but not limited to, the provision for administrative handling fees and late charges for payments not received within a thirty (30) day period.

           ARTICLE XIII. STANDARD PROVISIONS FOR CONCESSION CONTRACTS

"Standard Provisions to Concession Contracts of the Metropolitan Washington Airports Authority", dated March 1, 1994 (revised), is provided as attached, incorporated and made a part of this Contract. In the event of a conflict between the provisions of this Contract and the attached Standard Provisions, the foregoing provisions of this Contract shall govern.




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


     IN WITNESS WHEREOF, the Parties hereto have executed this Contract in counterparts effective February 1, 1996:


                   METROPOLITAN WASHINGTON AIRPORTS AUTHORITY


WITNESS:


/s/ [ILLEGIBLE]                    /s/ CLYDE J. BINGMAN
------------------------------     --------------------------------------------
                                   Clyde J. Bingman
                                   Manager
                                   Commercial Programs Division








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





     IN WITNESS WHEREOF, the Parties hereto have executed this Contract in counterparts effective February 1, 1996:


                            WASHINGTON SHUTTLE, INC.


ATTEST:


/s/ [ILLEGIBLE]                    /s/ Mark L. Joseph
------------------------------     ------------------------------
                                   (Name) Mark L. Joseph


                                              [SEAL OF WASHINGTON SHUTTLE, INC.]

                                   President
                                   ---------------------------------------------
                                   (Title)               (Seal)




                             SECRETARY'S CERTIFICATE

     I, Neal C. Nichols, certify that I am Secretary of the corporation named as Contractor herein, that Mark L. Joseph who signed this Contract on behalf of said Contractor was then President of said corporation; that said Contract was duly signed for and on behalf of said corporation by authority of its governing body and is within the scope of its corporate powers.


                                              [SEAL OF WASHINGTON SHUTTLE, INC.]

              /s/  NEAL C. NICHOLS
              ------------------------------ (Corporate Seal)
                 (Secretary's Signature)











Concession Contract
Contract No. MWAA-C3-96-0l
Page 26 of 26